Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	http://www.dovercorporation.com
Director of Investor Relations
(212) 922-1640
DOVER CORPORATION ANNOUNCES NEW STRUCTURE TO ENHANCE FUTURE PERFORMANCE
Operating Companies Grouped By End Markets
Three Year Historical Data Attached
New York, NY (September 17, 2007): Dover Corporation (NYSE: DOV) today announced that, effective for Dover’s third quarter 2007 financial results, it has realigned its operating companies into four business segments highlighting broad end markets served and six focused market platforms, as follows:
INDUSTRIAL PRODUCTS: (LTM Revenue $2.1 billion)
Material Handling
Mobile Equipment
ENGINEERED SYSTEMS: (LTM Revenue $1.9 billion)
Engineered Products
Product Identification
FLUID MANAGEMENT: (LTM Revenue $1.4 billion)
Energy
Fluid Solutions
ELECTRONIC TECHNOLOGIES: (LTM Revenue $1.4 billion)
Commenting on this announcement, Ronald L. Hoffman, Dover’s President and Chief Executive Officer, said: “This new structure is the logical extension of the strategic portfolio review we initiated in 2005 and accomplishes several important objectives. First, it groups our companies into four more defined market segments. Second, this structure enhances the sharing of best practices as well as identifying and capturing synergy opportunities. Third, it provides increased direction for our acquisition program, focusing on the segment end markets. Fourth, it creates additional leadership opportunities to develop the executive talent needed to drive Dover’s future progress. Last, it provides shareholders and the financial community with greater clarity, simplicity and insight into the strategic business segments and operating platforms of Dover.
“We are very proud of the progress and improvements we have made over the last several years. We are now focused on companies that have higher growth, higher profit potential and less volatility. We have directed our acquisition program toward larger companies, which we expect will enhance the growth of our core business segments while maintaining our successful and synergistic add-on acquisition program. Equally important, we initiated the PerformanceCOUNTS program, which incorporates world-class metrics to drive significant operational improvements. The combination of these actions has resulted in a 47% increase in revenues and a 68% improvement in earnings per share for the two-year period ending December 2006. The new organization will act as a catalyst for further improvements throughout Dover while at the same time enhancing Dover’s strong operating culture,” Hoffman concluded.
Dover has restated its financials for the past three years and its 2006 and 2007 quarterly results to reflect the new structure. As part of this realignment process, Dover discontinued two businesses, Crenlo and Graphics Microsystems, whose results are now included in discontinued operations. The discontinuance of these two entities resulted in a reduction of diluted EPS from continuing operations of $.06 in 2006 and $.03 for the first six months of 2007. In addition to the customary segment data, the Company intends to provide revenue and bookings data as well as market commentary on a platform basis in future earnings releases.
Dover Corporation, with over $7 billion in annualized revenues, is a global portfolio of manufacturing companies providing innovative equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. Please visit www.dovercorporation.com for further information. Restated financial data can be found on the Company website and in the Company’s Form 8-K filed after this release.
Statements in this release may be “forward-looking”, which involve risks and uncertainties. Such forward-looking information includes, among other things, statements regarding the company’s financial condition and the expected benefits of the company’s new operational structure. The company’s operations are subject to various additional risks and uncertainties, including economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth more fully in the company’s SEC filings.

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